Exhibit 99.1

Celsion Reports Fourth Quarter and Full Year 2009 Financial Results

62 Clinical Trial Sites Enrolling Patients in the Pivotal Phase III ThermoDox® Trial

COLUMBIA, MD (PR Newswire) February 17, 2010 – Celsion Corporation (NASDAQ: CLSN), a leading oncology drug development company, today announced financial results for the fourth quarter and year ended December 31, 2009. Management also highlighted the progress made in clinical trials of ThermoDox®, Celsion’s heat activated liposomal encapsulation of doxorubicin, including the Company’s pivotal Phase III trial for the treatment of hepatocellular carcinoma (HCC), the most common form of primary liver cancer, and recurrent chest wall breast cancer.

“We continue to make substantive progress in our Phase III HEAT trial for ThermoDox with over 45% of the 600 patients now enrolled in the study,” said Michael Tardugno, President and CEO of Celsion.  “With the recent addition of China, Thailand, Malaysia, Philippines and additional sites in Korea, Taiwan and Italy, we expect enrollment completion within the next 2 quarters.  We have achieved our goal of opening enrollment at 60 clinical trial sites world-wide, and we anticipate initiating the trial at an additional 10 sites by the end of this month.   Additionally, our pivotal Phase I/II recurrent chest wall breast cancer trial, the Dignity Study, has enrolled a sufficient number of patients in the Phase I portion to warrant a dose escalation review by the DSMB. Assuming there will be no adverse events suggesting dose limiting toxicity, the Dignity Study may be allowed to increase dosage to the therapeutic dose as early as March of this year.”

Financial Results

For the fourth quarter ended December 31, 2009, Celsion reported a net loss of $2.3 million, or $0.19 per diluted share, compared to a net loss of $0.9 million, or $0.09 per diluted share, for the fourth quarter of 2008.  For the year ended December 31, 2009, Celsion reported a net loss of $15.2 million, or $1.43 per diluted share, compared to a net loss of $11.8 million, or $1.16 per diluted share, in 2008.  The Company ended the year with a total of $14.1 million of cash, investments and other receivables and current assets.

Recent Company Highlights

•	Received regulatory approvals to expand the Phase III HEAT trial for ThermoDox in primary liver cancer into China, Malaysia and the Philippines

•	Held educational meetings in China and Japan with principal investigators and institutional staff, a critical regulatory step to rapidly enrolling patients in the HEAT trial

•	Treated the first patients in Japan, China and the Philippines in the HEAT trial

•
Launched a CME accredited educational webcast for physicians that features recent advances made in the treatment of HCC and Celsion's ThermoDox Phase III HEAT clinical study;  done in partnership with the American Liver Foundation

•
 Submitted abstract "A Phase I Trial of ThermoDox in Patients Undergoing Radiofrequency Ablation (RFA) of Liver Tumors" which was accepted for oral presentation at the 9th World Congress of the International Hepato-Pancreato-Biliary Association to be held April 18-22, 2010, in Buenos Aires, Argentina

•
Will Host a Research and Development Day for Investors on Wednesday, February 24, 2010 from 7:30 AM - 10:30 AM ET in New York City with Investigators in Medical Oncology, Surgery, and Interventional Radiology. For an invitation please contact Marcy Nanus at mnanus@troutgroup.com.

The Company is holding a conference call to provide a business update and discuss the fiscal 2009 results at 11:00 a.m. Eastern Time on Wednesday, February 17, 2010. To participate in the call, interested parties may dial 1-888-516-2377 (U.S./Canada) or 1-719-457-2716 (International) and use Conference ID: 9564955 to register ten minutes before the call is scheduled to begin. The call will also be broadcast live on the Internet at http://www.celsion.com.

The call will be archived for replay on Wednesday, February 17, 2010 at 3:00 P.M. ET and will remain available until Wednesday, February 24, 2010. The replay can be accessed at 1-888-203-1112 (Toll free U.S./Canada) or 1-719-457-0820 (Toll/International) using Replay Pin: #9564955. The call will also be available on the Company's website, http://www.celsion.com, for 30 days after 3:00 P.M. on Wednesday, February 17, 2010.

About ThermoDox®

ThermoDox® in combination with hyperthermia has the potential to provide local tumor control and improve quality of life. ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers including breast cancer. Localized mild hyperthermia (40-42 degrees Celsius) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

For primary liver cancer, ThermoDox® is being evaluated in a 600 patient global Phase III study at 60 clinical sites under an FDA Special Protocol Assessment. The study is designed to evaluate the efficacy of ThermoDox in combination with RFA when compared to patients who receive RFA alone as the control. The primary endpoint for the study is progression-free survival and enrollment is expected to be completed mid 2010.  For recurrent chest wall breast cancer, ThermoDox® is being evaluated in a pivotal Phase I/II open-label, dose-escalating trial that is designed to measure durable local complete response at the tumor site.  Celsion expects to fully enroll the phase I portion of the study in the first half of 2010. Additional information on these ThermoDox® clinical studies may be found at http://www.clinicaltrials.gov

About Celsion

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

Investor Contact

Marcy Nanus

The Trout Group

646-378-2927

For more information on Celsion, visit our website: http://www.celsion.com

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation
Condensed Statements of Operations
(Unaudited)
(in thousands except for per share amounts)

		Three Months Ended December 31,			Year Ended December 31,
		2009	2008		2009	2008

Licensing Revenue:	$	---	$2,500	$	---	$2,500

Operating expenses:
Research and development		$3,006	$3,584		$13,681	$12,006
General and administrative		812	457		3,327	2,043
Total operating expenses		3,818	4,041		17,008	14,049

Loss from operations		(3,818)	(1,541)		(17,008)	(11,548)

Other income (expense), net		744	607		1,009	(238)

Net loss before income taxes		(3,074)	(934)		(15,999)	(11,786)

Income tax benefit		806	-		806	-

Net Loss		$(2,268)	$(934)		$(15,193)	$(11,786)

Basic and diluted net loss per common share		$(0.19)	$(0.09)		$(1.43)	$(1.16)

Basic and diluted weighted average shares outstanding		12,043	10,154		10,655	10,149

Celsion Corporation
Balance Sheets
(in thousands except for per share amounts)
ASSETS	December 31, 2009 (Unaudited)	December 31, 2008
Current assets
Cash and cash equivalents	$6,924	$3,456
Short term investments available for sale	5,695	4,061
Due from Boston Scientific Corporation	-	15,000
Refundable income taxes	806
Prepaid expenses and other receivables	695	306
Total current assets	14,120	22,823

Property and equipment	537	223

Other assets
Note receivable	-	221
Deposits	97	363
Other assets	51	58
Total other assets	148	642

Total assets	$14,805	$23,688

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable - trade	$2,191	$1,187
Indemnity reserve	-	1,053
Other accrued liabilities	1,452	1,459
Note payable - current portion	108	235
Total current liabilities	3,751	3,934

Warrant liability	822	-
Other liabilities – noncurrent	197	28
Total liabilities	4,770	3,962

Stockholders' equity
Common stock - $0.01 par value (75,000,000 and 250,000,000 shares authorized; 12,895,174 and 10,816,088 shares issued: 12,134,900 and 10,156,350 shares outstanding December 31, 2009 and 2008, respectively)	129	108
Additional paid-in capital	95,035	89,183
Accumulated deficit	(82,052)	(66,924)
Subtotal	13,112	22,367
Less: Treasury stock - at cost	(3,077)	(2,641)
Total stockholders' equity	10,035	19,726

Total liabilities and stockholders' equity	$14,805	$23,688